SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2006
REPUBLIC PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32699 (Commission File Number)	203241867 (IRS Employer Identification Number)

1280 Maryland Avenue, SW Suite 280 Washington, D.C. (Address of principal executive offices)	20024 (Zip Code)
(202) 863-0300
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On March 3, 2006, Republic Property Limited Partnership (the “Operating Partnership”) secured a commitment with KeyBank National Association (“KeyBank”), as administration agent, and KeyBanc Capital Markets, as sole lead arranger, to provide the Operating Partnership with a $150 million secured revolving credit facility with an option to increase the amount of the facility by up to $100 million (the “Credit Facility”).
     The Credit Facility will have an initial term of three years, with an option for a one-year extension at the election of the Operating Partnership. Borrowings under the Credit Facility bear interest at variable rates equal to, at the Company’s option, either (a) LIBOR plus a spread of 1.15% to 1.90%, based on the Operating Partnership’s applicable leverage ratio, or (b) a base rate, plus a spread of 0.0% to 0.5%, based on the Operating Partnership’s applicable leverage ratio. The base rate, at any given time, means the per annum rate of interest equal to the greater of (a) the prime rate, or (b) the federal funds rate announced by the Federal Reserve Bank, plus 0.5%. The applicable spread is reset each quarter based on the Operating Partnership’s applicable leverage ratio. The Credit Facility would be initially secured by our Campus at Dulles Technology Center and Presidents Park I, II and III properties.
     The Operating Partnership’s ability to borrow under the Credit Facility will be subject to ongoing compliance with certain customary financial and other covenants. The Credit Facility also will contain customary restrictions on transfer or encumbrance of the properties that secure the facility. The commitment will expire on May 6, 2006. We intend to use the Credit Facility principally to finance future acquisitions, fund tenant improvements and capital expenditures and to provide for capital and other corporate purposes.
     The Operating Partnership paid a deposit of $250,000 to KeyBank in connection with the commitment. Upon closing, the Operating Partnership has agreed to pay KeyBank fees associated with its arrangement and administration of the Credit Facility. The Operating Partnership also will be required to pay an unused fee per annum on the amount of unused capacity under the Credit Facility, based on the amount of funds drawn on the Credit Facility.
     KeyBanc Capital Markets served as one of the underwriters in our initial public offering, which closed on December 20, 2005. We anticipate that it or its affiliates may, from time to time in the future, perform various financial advisory and investment banking services for us for which they will receive customary fees and expenses.
Item 8.01.   Other Events.
     On March 1, 2006, the Operating Partnership’s commitment letter with Lehman Brothers Commercial Bank, Lehman Brothers Inc. and RKB Washington Property Fund I, L.P., in connection with a proposed $150 million senior secured revolving credit facility, terminated in accordance with its terms.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Property Trust
Date: March 6, 2006	By:	/s/ Mark R. Keller
Mark R. Keller
Chief Executive Officer